EXHIBIT 3.3

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

MID-CON ENERGY GP, LLC

(A Delaware Limited Liability Company)

Dated as of

June 4, 2020

Article 1	DEFINITIONS4
1.1	Definitions4
1.2	Construction8
Article 2	ORGANIZATION8
2.1	Formation9
2.2	Name9
2.3	Registered Office; Registered Agent; Principal Office; Other Offices9
2.4	Purpose9
2.5	Foreign Qualification9
2.6	Term10
2.7	Powers10
2.8	No State-Law Partnership; Resignation10
2.9	Title to Company Property10
Article 3	MATTERS RELATING TO THE MEMBER10
3.1	Membership Interests10
3.2	Creation of Additional Membership Interests10
3.3	No Preemptive Rights10
3.4	Liability to Third Parties; Duties and Obligations11
3.5	Meetings of the Member11
Article 4	CAPITAL CONTRIBUTIONS11
4.1	Capital Contributions11
4.2	Return of Contributions11
4.3	Fully Paid and Non-Assessable Nature of Membership Interests11
Article 5	DISTRIBUTIONS12
5.1	Distributions12
Article 6	MANAGEMENT12
6.1	Management12
6.2	Board of Directors12
6.3	Officers15
6.4	Compensation of Directors17
6.5	Indemnification17
6.6	Exculpation19
6.7	Amendment and Vesting of Rights21
6.8	Severability21

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6.9	Other Business Ventures21
Article 7	BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS22
7.1	Maintenance of Books22
7.2	Reports22
7.3	Bank Accounts22
7.4	Fiscal Year23
Article 8	DISSOLUTION, WINDING UP AND TERMINATION23
8.1	Dissolution23
8.2	Winding-Up and Termination23
Article 9	GENERAL PROVISIONS24
9.1	Amendment or Restatement24
9.2	Binding Effect24
9.3	Governing Law24
9.4	Third-Party Beneficiaries24
9.5	Further Assurances25

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THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
MID-CON ENERGY GP, LLC

THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of MID-CON ENERGY GP, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of June 4, 2020 by Mid-Con Energy Partners, LP, a Delaware limited partnership (the “Partnership”), as the sole member of the Company.

RECITALS

WHEREAS, Charles R. Olmstead, S. Craig George and Jeffrey R. Olmstead (the “Prior Members”) entered into that certain Amended and Restated Limited Liability Agreement of the Company, dated December 20, 2011, which was subsequently amended and restated by the Prior Members by entering into that certain Second Amended and Restated Limited Liability Agreement of the Company, dated as of January 24, 2017 (the “Prior Agreement”);

WHEREAS, the Partnership has entered into a Contribution Agreement (the “Contribution Agreement”), dated as of the date hereof, among the Partnership and the Prior Members, pursuant to which, among other things, the Prior Members contributed all of the outstanding limited liability company interests in the Company to the Partnership in exchange for the issuance of Common Units by the Partnership to such Prior Members (such transaction, the “Contribution”), and simultaneously therewith, the Partnership was admitted as a Class A Member and a Class B Member of the Company (each as defined in the Prior Agreement) and agreed to be bound by the terms and conditions of the Prior Agreement, the Prior Members ceased to be members of the Company, and the Company continued without dissolution;

WHEREAS, the Partnership, as the sole Class A Member and Class B Member under the Prior Agreement, desires to amend and restate the Prior Agreement, as set forth herein, to reflect the admission of the Partnership as the Member (as defined herein).

NOW, THEREFORE, for and in consideration of the premises, the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Prior Agreement is hereby amended and restated in its entirety as follows:

Article 1
DEFINITIONS

1.1Definitions.  The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Third Amended and Restated Limited Liability Company Agreement of Mid-Con Energy GP, LLC, as it may be amended, supplemented or restated from time to time.

“Bankruptcy” means, with respect to any Person, (a) if such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceeding; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; (b) if a proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced and 120 days have expired without dismissal thereof; or (c) if, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 days have expired without the appointment having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.  The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Delaware LLC Act.

“Board of Directors” or “Board” has the meaning assigned to such term in Section 6.1.

“Capital Contribution” means, with respect to the Member, the amount of money and the net agreed value of any property (other than money) contributed by the Member.  Any reference in this Agreement to a Capital Contribution of the Member shall include a Capital Contribution of its predecessor in interest.

“Certificate of Formation” means the Certificate of Formation of the Company originally filed with the Secretary of State of the State of Delaware on July 27, 2011, as such Certificate of Formation may be amended, supplemented or restated from time to time.

“Chairman” has the meaning assigned to such term in Section 6.2(b).

“Code” means the United States Internal Revenue Code of 1986, as amended and in effect from time to time.

“Common Unit” has the meaning assigned to such term in the MLP Agreement.

“Company” has the meaning assigned to such term in the preamble.

“Conflicts Committee” has the meaning assigned to such term in the MLP Agreement.

“Contribution” has the meaning assigned to such term in the recitals.

“Contribution Agreement” has the meaning assigned to such term in the recitals.

“Delaware General Corporation Law” has the meaning assigned to the term “General Corporation Law of the State of Delaware” in Title 8 of the Delaware Code, as amended, supplemented or restated and in effect from time to time.

“Delaware LLC Act” means the Delaware Limited Liability Company Act and any successor statute, as amended, supplemented or restated and in effect from time to time.

“Director” means a member of the Board of Directors.

“Dissolution Event” has the meaning assigned to such term in Section 8.1(a).

“Governmental Authority” means a federal, state, local or foreign governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing, including any National Securities Exchange or other trading market on which the securities issued by the Partnership are listed or quoted; any court or other judicial body; and any officer, official or other representative of any of the foregoing.

“Indemnitee” means each of (a) any Person who is or was an Affiliate of the Company, (b) any Person who is or was a member, director, officer, fiduciary or trustee of the Company, (c) any Person who is or was an officer, member, partner, director, employee, agent or trustee of the Company or any Affiliate of the Company, or any Affiliate of any such Person, and (d) any Person who is or was serving at the request of the Company or any such Affiliate as a director, manager, officer, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (e) any Person the Company designates as an “Indemnitee” for purposes of this Agreement.

“Independent Director” means a Director who meets the independence qualification and experience standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the SEC thereunder and by the rules and regulations of the principal National Securities Exchange or other trading market on which the securities of the Partnership are listed.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Limited Partner” has the meaning assigned to such term in the MLP Agreement.

“Member” means the Partnership, and includes any Person hereafter admitted to the Company as a member of the Company as provided in this Agreement, in such Person’s capacity as a member of the Company, but such term does not include any Person who has ceased to be a member of the Company.  As of the date of this Agreement, the sole Member of the Company is the Partnership.

“Membership Interest” means, with respect to the Member , (i) the Member’s status as a holder of the applicable class of limited liability company interests in the Company; (ii) the Member’s limited liability company interest (as defined in the Delaware LLC Act) in the Company, including its share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company as a holder of the applicable class of limited liability company interests in the Company; (iii) all other rights, benefits and privileges enjoyed by the Member (under the Delaware LLC Act, this Agreement or otherwise) in its capacity as a Member holding the applicable class of limited liability company interests in the Company; and (iv) all obligations, duties and liabilities imposed on the Member (under the Delaware LLC Act, this Agreement or otherwise) in its capacity as a Member holding the applicable class of limited liability company interests in the Company; including any obligations to make Capital Contributions.  As of the date hereof, there is only one class of limited liability company interests in the Company, all of which are held by the Partnership.

“MLP Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated June 4, 2020, as it may be amended, supplemented or restated from time to time.

“MLP Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.  For the avoidance of doubt, from and after the date of this Agreement, the Company shall be considered a member of the MLP Group.

“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Securities Exchange Act.

“Officers” has the meaning assigned to such term in Section 6.3(a).

“Original Filing Date” has the meaning assigned to such term in Section 2.1.

“Other Enterprise” includes any other limited liability company, limited partnership, partnership, corporation, joint venture, trust, employee benefit plan or other entity, in which a Person is serving at the request of the Company.

“Partnership” has the meaning assigned to such term in the preamble.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Prior Agreement” has the meaning assigned to such term in the recitals.

“Prior Members” has the meaning assigned to such term in the recitals.

“Property” means all real and personal property contributed to or otherwise acquired by the Company and any improvements on such real or personal property, and shall include both tangible and intangible property.

“SEC” means the United States Securities and Exchange Commission.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated and in effect from time to time and any successor to such statute.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such other Person.

1.2Construction.  Unless the context requires otherwise:  (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term “include” or “includes” means includes “including” or words of like import shall be deemed to be followed by the words “without limitation;” and the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

Article 2
ORGANIZATION

2.1Formation.  The Company was formed on July 27, 2011 (the “Original Filing Date”) by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware.  This Agreement amends and restates in its entirety and supersedes the Prior Agreement, which shall have no further force or effect.  Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Member and the administration, dissolution and termination of the Company shall be governed by the Delaware LLC Act.

2.2Name.  The name of the Company is and shall continue to be “Mid-Con Energy GP, LLC” and all Company business must be conducted in that name or such other names that comply with Law as the Board of Directors may select.

2.3Registered Office; Registered Agent; Principal Office; Other Offices.  Unless and until changed by the Board of Directors, the registered office of the Company in the State of Delaware shall continue to be located at 1209 Orange Street, Suite 400, Wilmington, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall continue to be The Corporation Trust Company.  The principal office of the Company shall continue to be located at 2431 East 61st St., Suite 850, Tulsa, Oklahoma 74136, or such other place as the Board of Directors may from time to time designate.  The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board of Directors deems necessary or appropriate.

2.4Purpose.  The purpose and nature of the business to be conducted by the Company shall be to (a) serve as the general partner of the Partnership and, in connection therewith, to exercise all rights conferred upon the Company as the general partner of the Partnership in accordance with the MLP Agreement, (b) engage directly or indirectly in any business activity that the Company is permitted to engage in and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity, (c) engage directly or indirectly in any business activity that is approved by the Member and that lawfully may be conducted by a limited liability company organized pursuant to the Delaware LLC Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity, (d) guarantee, mortgage, pledge or encumber any or all of its assets in connection with any indebtedness of any Affiliate of the Company and (e) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to any Subsidiary or Affiliate of the Company.

2.5Foreign Qualification.  Before the Company conducts business in any jurisdiction other than the State of Delaware, the Board shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Board, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction.  At the request of the Board, the Member and/or the Officers shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct or cease to conduct business.

2.6Term.  The period of existence of the Company commenced on the Original Filing Date and shall end at such time as a certificate of cancellation is filed with the Secretary of State of the State of Delaware in accordance with Section 8.2(c).

2.7Powers.  The Company is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.

2.8No State-Law Partnership; Resignation.  The Member intends that the Company shall be a limited liability company formed under the Laws of the State of Delaware and shall not be a partnership (including a limited partnership) or joint venture, and that the member of the Company shall not be a partner or joint venturer of any other party for any purposes, and this Agreement shall not be construed to suggest otherwise. The Member does not have the right or power to resign from the Company. At all times the Company has only one member (who owns 100% of the limited liability company interests in the Company), it is the intention of the Member that the Company be disregarded for federal, state, local and foreign income tax purposes and that the Company be treated as a division of the Member.

2.9Title to Company Property.  All Property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and the Member, individually, shall not have any ownership of such Property.  The Company may hold its Property in its own name or in the name of a nominee which may be the Board or any of its Affiliates or any trustee or agent designated by it.

Article 3
MATTERS RELATING TO THE MEMBER

3.1Membership Interests.  Effective as of the date hereof, the Partnership is the sole Member of the Company and owns all of the issued and outstanding Membership Interests in the Company.  As of the date hereof, the Class A Interests and the Class B Interests (each as defined in the Prior Agreement) are hereby reclassified into a single class of Membership Interests, reflecting the rights of the Member hereunder and under the Delaware LLC Act.

3.2Creation of Additional Membership Interests.  The Board, in its sole discretion and without the vote of the Member, may cause the Company to create and/or issue additional Membership Interests in the Company and additional Persons may be admitted to the Company as members of the Company under this Section 3.2.  The terms of admission or issuance may provide for the creation of different classes or groups of members of the Company having different rights, powers and duties, including rights or powers senior or junior to existing Membership Interests.  Notwithstanding Section 9.1, the creation of any new class or group of Membership Interests or admission of members of the Company approved as required herein may be reflected in an amendment to this Agreement approved by the Board indicating the different rights, powers, and duties thereof.  Any such admission is effective only after any such new member of the Company has executed and delivered to the Company an instrument containing the notice address of such new member of the Company and such new member’s ratification of this Agreement, as it may be amended, and agreement to be bound by it, which instrument may be a counterpart signature page to this Agreement.

3.3No Preemptive Rights.  Neither the Member nor any other Person shall have preemptive, preferential or other similar rights with respect to (a) additional Capital Contributions, (b) the issuance or sale of any class or series of Membership Interests, whether unissued, held in the treasury or hereafter created, (c) the issuance of any obligations, evidences of indebtedness or other securities of the Company convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such Membership Interests, (d) the issuance of any right of subscription to or right to receive, or any warrant or option for the purchase of, any such Membership Interests or (e) the issuance or sale of any other securities that may be issued or sold by the Company.

3.4Liability to Third Parties; Duties and Obligations.

(a)Except as is expressly provided in another separate, written guaranty or other agreement executed by the Member or as required by the Delaware LLC Act, the Member shall not be liable for the Liabilities of the Company, including under a judgment, decree or order of a court, solely by reason of being a Member of the Company.  Except as otherwise provided in this Agreement, the Member shall have the authority or power to act for or on behalf of or bind the Company or to incur any expenditures on behalf of the Company.

(b)The Company and the Member agree that the rights, duties and obligations of the Member, in its capacity as a member of the Company, are only as set forth in this Agreement and, except to the extent this Agreement provides otherwise, under the Delaware LLC Act.  Furthermore, to the fullest extent permitted by law, the Member agrees that the existence of any rights of the Member, or the exercise or forbearance from exercise of any such rights, shall not create any duties or obligations of the Member in its capacity as a member of the Company, nor shall such rights be construed to enlarge or otherwise alter in any manner the duties and obligations of the Member.

3.5Meetings of the Member.  Meetings of the Member shall not be required to be held at any regular frequency, but, instead, may be called at any time by the Board of Directors or the Member. Any action that is required to or may be taken at a meeting of the Member may be taken without a meeting by the consent in writing or by electronic transmission, signed or transmitted, as applicable, by the Member.  Any such consent shall have the same force and effect as a vote at a meeting duly held.

Article 4
CAPITAL CONTRIBUTIONS

4.1Capital Contributions.   The Member shall not be obligated to make any Capital Contributions to the Company, except as may be agreed by the Member.

4.2Return of Contributions.  The Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of its Capital Contributions.  An unrepaid Capital Contribution is not a Liability of the Company or of the Member.   The Member will not be required to contribute or to lend any cash or property to the Company to enable the Company to return the Member’s Capital Contributions.

4.3Fully Paid and Non-Assessable Nature of Membership Interests.  All Membership Interests issued pursuant to, and in accordance with, the requirements of this Agreement, shall be fully paid and non-assessable Membership Interests, except as such non-assessability may be affected by the Delaware LLC Act.

Article 5
DISTRIBUTIONS

5.1Distributions.  Distributions by the Company of cash or other Property shall be made to the Member at such time and in such amounts as the Board of Directors deems appropriate, but subject in all cases to the Delaware LLC Act and other applicable Law.

Article 6
MANAGEMENT

6.1Management.  Except as otherwise specifically provided in this Agreement, all management powers over the business and affairs of the Company, including with respect to the management and control of the Partnership (in the Company’s capacity as general partner of the Partnership), shall be exclusively vested in a board of directors of the Company (the “Board of Directors” or “Board”) and, subject to the direction of the Board of Directors, the Officers.  The Directors shall each constitute a “manager” of the Company within the meaning of the Delaware LLC Act.  Except as otherwise specifically provided in this Agreement,  the Member, by virtue of having the status of a member of the Company, shall not have or attempt to exercise or assert any management power over the business and affairs of the Company or have or attempt to exercise or assert actual or apparent authority to enter into contracts on behalf of, or otherwise bind, the Company.  Except as otherwise specifically provided in this Agreement, the authority and functions of the Board of Directors and of the Officers shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the Delaware General Corporation Law.   The Officers shall be vested with such powers and duties as are set forth in this Article 6 and as are specified by the Board from time to time.  Accordingly, except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board of Directors, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers (subject to the direction of the Board), who shall be agents of the Company.

6.2Board of Directors.

(a)Adoption of Section 13.13 of the MLP Agreement.

(i)The Member and the Company hereby adopt as part of the terms of this Agreement, and agree to be bound by, Section 13.13 of the MLP Agreement as if such section were set forth in full herein and hereby delegate to the Limited Partners the right to elect the Directors of the Board in accordance with Section 13.13 of the MLP Agreement.  Such delegation shall not cause the Member to cease to be a member of the Company and shall not constitute a delegation of any other rights, powers, privileges or duties of the Member with respect to the Company.  A Director need not be a member of the Company or a Limited Partner.

(ii)No Limited Partner shall be deemed to be a Member (as defined herein) or holders of Membership Interests in the Company or to be “members,” “managers,” or holders of “limited liability company interests” of the Company as such terms are defined in the Delaware LLC Act.  The exercise by a Limited Partner of the right to elect Directors and any other rights afforded to such Limited Partner hereunder and under Section 13.13 of the MLP Agreement shall be in such Limited Partner’s capacity as a limited partner of the Partnership, and no Limited Partner shall be liable for any debts, obligations or Liabilities of the Company by reason of the foregoing.

(iii)The Member, the Directors and the Company shall use their commercially reasonable best efforts to take such action as shall be necessary or appropriate to give effect to, and implement the provisions of, Section 13.13 of the MLP Agreement.

(b)Chairman.  The Board may elect a chairman (the “Chairman”) of the Board.  The Chairman of the Board, if elected, shall be a member of the Board and shall preside at all meetings of the Board and, if any, of the partners of the Partnership.  The Chairman may be designated as executive or non-executive.  The Chairman of the Board shall not be an Officer by virtue of being the Chairman of the Board but may otherwise be an Officer.  The Chairman of the Board may be removed either with or without cause at any time by the affirmative vote of a majority of the members of the Board.  No removal or resignation as Chairman of the Board shall affect such Chairman’s status as a Director.

(c)Voting; Quorum; Required Vote for Action.  Unless otherwise required by the Delaware LLC Act, other Law or the provisions hereof,

(i)each member of the Board of Directors (or member of any committee of the Board) shall have one vote;

(ii)the presence at a meeting of a majority of the members of the Board of Directors (or members of any committee of the Board) shall constitute a quorum at any such meeting for the transaction of business; and

(iii)the act of a majority of the members of the Board of Directors (or members of any committee of the Board) present at a meeting duly called in accordance with Section 6.2(d) at which a quorum is present shall be deemed to constitute the act of the Board of Directors (or such committee of the Board).

(d)Meetings.  The Board (or any committee of the Board) shall meet at such time and at such place, if any, as the Chairman of the Board (or the chairman of such committee) may designate.  Written notice of all regular meetings of the Board (or any committee of the Board) must be given to all Directors (or all members of such committee) at least two days before the regular meeting of the Board (or such committee).  Special meetings of the Board (or any committee of the Board) shall be held at the request of the Chairman or a majority of the Directors (or a majority of the members of such committee) upon at least two days (if the meeting is to be held in person) or twenty-four hours (if the meeting is to be held telephonically or by others communications equipment) oral or written notice to the Directors (or the members of such committee) or upon such shorter notice as may be approved by the Directors (or the members of such committee), which approval may be given before or after the relevant meeting to which the notice relates.  All notices and other communications to be given to Directors (or members of a committee) shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of an electronic mail message or facsimile, and shall be directed to the address, electronic mail address or facsimile number as such Director (or member of a committee) shall designate by notice to the Company.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board (or committee) need be specified in the notice of such meeting.  Any Director (or member of such committee) may waive the requirement of such notice as to such Director (or such member of a committee).

(e)Committees.

(i)The Board may establish committees of the Board and may delegate any of its responsibilities to such committees.

(ii)If and to the extent required by the Exchange Act or the rules of the principal National Securities Exchange or other trading market on which a class of securities of the Partnership are listed or quoted, the Board shall have an audit committee comprised entirely of independent directors.  Such audit committee shall establish a written audit committee charter in accordance with the rules of the principal National Securities Exchange or other trading market on which a class of securities of the Partnership are listed or quoted, as such rules may be amended from time to time.

(iii)The Board may, from time to time, establish a Conflicts Committee which shall be composed of two or more Directors meeting the requirements under the MLP Agreement.  The Conflicts Committee shall function in the manner described in the MLP Agreement.  Notwithstanding any duty otherwise existing at law or in equity, any matter approved by the Conflicts Committee in accordance with the provisions, and subject to the limitations, of the MLP Agreement, shall not be deemed to be a breach of any fiduciary or other duties owed hereunder, at law, in equity or otherwise by the Board, any Director or the Member to the Company, the Member or any other Person bound by this Agreement.

(f)Specified Standards.  Whenever the Directors (in their respective capacities as such), make a determination or cause the Company to take or decline to take any action relating to the management and control of the business and affairs of the Partnership (in the Company's capacity as general partner of the Partnership) for which the Company or the Directors are required to act in accordance with a particular standard under the MLP Agreement, then the Directors shall make such determination or cause the Company to take or decline to take such other action in accordance with such standard and, to the fullest extent permitted by applicable Law, shall not be subject to any other or different standards or duties (including fiduciary duties) imposed by this Agreement or any other agreement contemplated hereby or under the Delaware LLC Act or any other applicable Law or in equity. Notwithstanding any duty (including fiduciary duties) otherwise existing at law or in equity, any matter approved by the Board in accordance with the provisions, and subject to the limitations, of the MLP Agreement, shall not be deemed to be a breach of any duties owed by the Board or any Officer or Director to the Company or the Member.

(g)  The Directors as of the Effective Time (as defined the MLP Agreement) shall be elected in the manner provided in Section 13.13(a) of the Agreement. For the avoidance of doubt, nominations of persons for election as Directors shall be governed by Section 13.13(c) of the MLP Agreement.

(h)Members of the Board of Directors, or any committee thereof, may participate in any meeting of the Board of Directors or such committee by means of telephone conference or similar communications equipment by means of which all persons participating therein can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if a number of persons serving on the Board of Directors or such committee, as the case may be, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the members of the Board of Directors or such committee entitled to vote at such meeting were present and voted consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee.

6.3Officers.

(a)Generally.  The Board shall appoint agents of the Company, referred to as “Officers” of the Company as described in this Section 6.3, who shall be responsible for the day-to-day business affairs of the Company, subject to the overall direction and control of the Board.  Unless provided otherwise by the Board, the Officers shall have the titles, power, authority and duties described below in this Section 6.3.

(b)Titles and Number.  The Officers may be a President, any and all Vice Presidents, the Secretary and any and all Assistant Secretaries, the Treasurer and any and all Assistant Treasurers and any other Officers appointed pursuant to this Section 6.3, including the Chief Executive Officer and Chief Financial Officer described below.  There shall be appointed from time to time, in accordance with this Section 6.3, such Vice Presidents, Secretaries, Assistant Secretaries, Treasurers and Assistant Treasurers as the Board may desire.  Any Person may hold two or more offices.

(c)Chief Executive Officer and/or President.  The Board shall elect one or more individuals to serve as Chief Executive Officer and/or President.  In general, each Chief Executive Officer and/or President, subject to the direction and supervision of the Board, shall have general and active management and control of the affairs and business and general supervision of the Company, and the Partnership and its Subsidiaries, and its officers, agents and employees, and shall perform all duties incident to the office of chief executive officer of the Company and such other duties as may be prescribed from time to time by the Board.  Each Chief Executive Officer and/or President shall have the nonexclusive authority to sign on behalf of the Company (including on behalf of the Company on behalf of the Partnership) any deeds, mortgages, leases, bonds, notes, certificates, contracts or other instruments, except in cases where the execution thereof shall be expressly delegated by the Board or by this Agreement to some other Officer or agent of the Company or shall be required by law to be otherwise executed.  In the absence of the Chairman, or the Vice Chairman, if there is one, or in the event of the Chairman’s inability or refusal to act, a Chief Executive Officer (or in the absence of a Chief Executive Officer, the President) shall perform the duties of the Chairman, and each Chief Executive Officer (or in the absence of a Chief Executive Officer, the President), when so acting, shall have all of the powers of the Chairman.

(d)Chief Financial Officer.  The Board shall elect an individual to serve as Chief Financial Officer.  The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of account of the Company, the Partnership and its Subsidiaries.  He shall receive and deposit all moneys and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same and only in such manner as the Board or the appropriate Officer of the Company may from time to time determine.  He shall receive and deposit all moneys and other valuables belonging to the Partnership in the name and to the credit of the Partnership and shall disburse the same and only in such manner as the Board or any Chief Executive Officer may require.  He shall render to the Board and any Chief Executive Officer, whenever any of them request it, an account of all his transactions as Chief Financial Officer and of the financial condition of the Company or the Partnership and its Subsidiaries, and shall perform such further duties as the Board or any Chief Executive Officer may require.  The Chief Financial Officer shall have the same power as the Chief Executive Officer and/or President to execute documents on behalf of the Company (including on behalf of the Company on behalf of the Partnership).

(e)Vice Presidents.  The Board, in its discretion, may elect one or more Vice Presidents.  A Vice-President shall exercise such powers and duties as may be assigned to such Person as determined by the Board.  A Vice-President may be designated as “executive” or “senior” or such other designation as the Board, in its discretion, may elect.

(f)Secretary and Assistant Secretaries.  The Board, in its discretion, may elect a Secretary and one or more Assistant Secretaries.  The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Board, the Member and of the partners of the Partnership, shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by this Agreement, the Board or the Chief Executive Officer or President.  The Assistant Secretaries shall exercise the powers of the Secretary during that Officer’s absence or inability or refusal to act.

(g)Treasurer and Assistant Treasurers.  The Board, in its discretion, may elect a Treasurer and one or more Assistant Treasurers.  The Treasurer shall keep or cause to be kept the books of account of the Company and shall render statements of the financial affairs of the Company in such form and as often as required by this Agreement, the Board or the Chief Financial Officer.  The Treasurer, subject to the order of the Board, shall have the custody of all funds and securities of the Company and the Partnership.  The Treasurer shall perform all other duties commonly incident to his office and shall perform such other duties and have such other powers as this Agreement, the Board or the Chief Financial Officer, shall designate from time to time.  The Assistant Treasurers shall exercise the power of the Treasurer during that Officer’s absence or inability or refusal to act.  Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company.  If no Treasurer or Assistant Treasurer is appointed and serving or in the absence of the appointed Treasurer and Assistant Treasurer, the Chief Financial Officer or such other Officer as the Board shall select, shall have the powers and duties conferred upon the Treasurer.

(h)Other Officers and Agents.  The Board may appoint such other Officers and agents as may from time to time appear to be necessary or advisable in the conduct of the affairs of the Company, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

(i)Appointment and Term of Office.  The Officers shall be appointed by the Board at such time and for such terms as the Board shall determine.  Any Officer may be removed, with or without cause, only by the Board.  Vacancies in any office may be filled only by the Board.

(j)Powers of Attorney.  The Board on behalf of the Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons.

(k)Officers’ Delegation of Authority.  Unless otherwise provided by resolution of the Board, no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.

(l)Specified Standards.  Whenever any Officer (in his or her respective capacities as such), makes a determination or causes the Company to take or decline to take any action relating to the management and control of the business and affairs of the Partnership for which the Company is required to act in accordance with a particular standard under the MLP Agreement, then such Officer shall make such determination or cause the Company to take or decline to take such other action in accordance with such standard and, to the fullest extent permitted by applicable Law, shall not be subject to any other or different standards or duties (including fiduciary duties) imposed by this Agreement, any other agreement contemplated hereby or under the Delaware LLC Act or any other applicable Law or in equity.

6.4Compensation of Directors.  The Directors who are not Officers of the Company may, subject to the discretion and approval of the Board, receive compensation as Directors and committee members, and Directors shall be reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the Board or committees thereof.

6.5Indemnification.

(a)To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, each Indemnitee shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, Liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of such Person’s status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 6.5, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above.  Any indemnification pursuant to this Section 6.5 shall be made only out of assets of the Company, it being agreed that the Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(i)To the fullest extent permitted by Law, expenses (including reasonable legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.5(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company before the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.5.

(ii)The Company shall, to the fullest extent permitted under the Delaware LLC Act, pay or reimburse expenses incurred by an Indemnitee in connection with the Indemnitee’s appearance as a witness or other participation in a proceeding involving or affecting the Company at a time when the Indemnitee is not a named defendant or respondent in the proceeding.

(b)The indemnification provided by this Section 6.5 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(c)The Company may purchase and maintain insurance, on behalf of the members of the Board of Directors, the Officers and such other Persons as the Board of Directors shall determine, against any Liability that may be asserted against or expense that may be incurred by such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such Liability under the provisions of this Agreement.

(d)For purposes of this Section 6.5, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of such Indemnitee’s duties to the Company also imposes duties on, or otherwise involves services by, the Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable Law shall constitute “fines” within the meaning of Section 6.5(a); and action taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of such Indemnitee’s duties for a purpose reasonably believed by such Indemnitee to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Company.

(e)An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.5 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(f)The provisions of this Section 6.5 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(g)No amendment, modification or repeal of this Section 6.5 or any provision hereof shall in any manner terminate, reduce or impair either the right of any past, present or future Indemnitee to be indemnified by the Company or the obligation of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.5 as in effect immediately before such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, before such amendment, modification or repeal, regardless of when such claims may arise or be asserted, provided such Person became an Indemnitee hereunder before such amendment, modification or repeal.

(h)Any act or omission performed or omitted by an Indemnitee on advice of legal counsel or an independent consultant who has been employed or retained by the Company shall be presumed to have been performed or omitted in good faith without gross negligence or willful misconduct.

(i)THE MEMBER INTENDS THAT THE INDEMNIFICATION PROVISIONS OF THIS SECTION 6.5 WILL APPLY EVEN IF SUCH PROVISIONS HAVE EXCULPATED THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH INDEMNITEE’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

(j)This Section 6.5 is subject to the requirements of Section 6.3 of the  Contribution Agreement.

6.6Exculpation.

(a)To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, no Indemnitee shall be liable for damages or otherwise to the Company, the Member or any of their Affiliates for any act or omission performed or omitted by any of them (including, without limitation, any act or omission performed or omitted by any of them in reliance upon and in accordance with the opinion or advice of experts, including, without limitation, of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation), unless a court of competent jurisdiction has issued a final and non-appealable decision or judgment that such Indemnitee acted in bad faith or was grossly negligent or engaged in willful misconduct or fraud or, in the case of a criminal matter, acted with the knowledge that such Indemnitee’s conduct was unlawful.

(b)An Indemnitee shall incur no Liability to the Company or the Member in acting in good faith upon any signature or writing believed by such Indemnitee to be genuine, may rely on a certificate signed by an executive officer of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge, and may rely on an opinion of counsel selected by such Indemnitee with respect to legal matters.  Each Indemnitee may act directly or through such Indemnitee’s agents or attorneys.  Each Indemnitee may consult with counsel, appraisers, engineers, accountants and other skilled Persons selected by such Indemnitee, and shall not be liable to the Company or the Member for anything done, suffered or omitted in good faith in reliance upon the advice of any of such Persons.  No Indemnitee shall be liable to the Company or the Member for any error of judgment made in good faith by a responsible officer or employee of such Indemnitee or such Indemnitee’s Affiliate.  Except as otherwise provided in this Section 6.6, no Indemnitee shall be liable to the Company or the Member for any mistake of fact or judgment by such Indemnitee in conducting the affairs of the Company or otherwise acting in respect of and within the scope of this Agreement.

(c)Except as otherwise provided herein, no Indemnitee shall be liable to the Company or the Member for the return of the Capital Contributions of the Member, and such return shall be made solely from available assets of the Company, if any, and to the fullest extent permitted by law, the Member hereby waives any and all claims that it may have against such Indemnitee in this regard.

(d)The provisions of this Agreement, to the extent that they expressly restrict or eliminate the duties (including fiduciary duties) and Liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Member to replace such other duties and Liabilities of such Indemnitee.  To the fullest extent permitted by law and notwithstanding any other provision of this Agreement or duty otherwise existing at law or in equity or otherwise, in causing the Company to make a determination or take or decline to take any action in any circumstance not described in Sections 6.2(f) or 6.3(l), unless another express standard is provided for in this Agreement, an Indemnitee shall act in good faith and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby or under the Delaware LLC Act or any other law, rule or regulation, or in equity.  In order for a determination or other action affecting the Company to be in “good faith” for purposes of this Agreement, an Indemnitee must believe that the determination or other action is in, or not opposed to, the best interests of the Company.

(e)Subject to its obligations and duties as set forth in this Article 6, the Board of Directors and any committee thereof may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through the Company’s Officers or agents, and neither the Board of Directors nor any committee thereof shall be responsible for any misconduct or negligence on the part of any such Officer or agent appointed by the Board of Directors or any committee thereof in good faith.

(f)Any amendment, modification or repeal of this Section 6.6 or any provision hereof shall be prospective only and shall not in any way affect the limitations on Liability under this Section 6.6 as in effect immediately before such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, before such amendment, modification or repeal, regardless of when such claims may be asserted.

6.7Amendment and Vesting of Rights.  The rights granted or created hereby will be vested in each Indemnitee as a bargained-for, contractual condition of such Person’s being or serving or having served as a Director, Officer or representative of the Company or serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise and, while this Article 6 may be amended or repealed, no such amendment or repeal will release, terminate or adversely affect the rights of such Person under this Article 6 with respect to any (a) act taken or the failure to take any act by such Person before such amendment or repeal or (b) action, suit or proceeding concerning such act or failure to act filed after such amendment or repeal.

6.8Severability.  If any provision of this Article 6 or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable for any reason whatsoever, the remaining provisions of this Article 6 and the application of such provision to other Persons or circumstances will not be affected thereby and, to the fullest extent possible, the court finding such provision invalid, illegal or unenforceable must modify and construe the provision so as to render it valid and enforceable as against all Persons and to give the maximum possible protection to Persons subject to indemnification hereby within the bounds of validity, legality and enforceability.  Without limiting the generality of the foregoing, if the Member, Director, Officer or representative of the Company or any Person who is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, is entitled under any provision of this Article 6 to indemnification by the Company for some or a portion of the judgments, amounts paid in settlement, attorneys’ fees, penalties, ERISA excise taxes, fines or other expenses actually and reasonably incurred by any such Person in connection with any threatened, pending or completed action, suit or proceeding (including the investigation, defense, settlement or appeal of such action, suit or proceeding), whether civil, criminal, administrative, investigative or appellate, but not, however, for all of the total amount thereof, the Company will nevertheless indemnify such Person for the portion thereof to which such Person is entitled.

6.9Other Business Ventures.

(a)Any Director or Officer shall have the right to engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, whether or not similar or identical to the businesses engaged in or anticipated to be engaged in by the Company or the Partnership, including business interests and activities in direct competition with the business and activities of the Company, the Partnership or its Subsidiaries, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law, equity or otherwise to the Company or its Subsidiaries.  Neither the Company, its Subsidiaries nor any Director or Officer will have any right by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom.

(b)Notwithstanding anything to the contrary in this Agreement, but subject to the terms of any other agreement to which a party is subject, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Director or Officer.  No Director or Officer who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or its Subsidiaries has any duty to communicate or offer such opportunity to the Company or its Subsidiaries, and such Director or Officer shall not be liable to the Company or any of its Subsidiaries, any other or any other Person bound by this Agreement for breach of any fiduciary or other duty by reason of the fact that such Director or Officer pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Company or its Subsidiaries unless such  Director or Officer engages in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Company or its Subsidiaries to such Person.

(c)The Directors and the Officers are not required to devote all of their time or business efforts to the affairs of the Company, but will devote so much of their time and attention to the Company as is reasonably necessary and advisable to manage the affairs of the Company to the best advantage of the Company.

(d)The foregoing provisions of this Section 6.9 do not, and will not, supersede any employment, confidentiality, noncompetition or other specific agreement that may exist between the Company (or an Affiliate of the Company) and any Director or Officer.

Article 7
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

7.1Maintenance of Books.

(a)The Board of Directors shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Board of Directors complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Board of Directors and any other books and records as may be necessary for the proper conduct of the business of the Company.

(b)The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year and (ii) maintained on an accrual basis in accordance with GAAP, consistently applied.

7.2Reports.  With respect to each fiscal year, the Board shall prepare, or cause to be prepared;

(a)within 90 days after the end of such fiscal year, a Company balance sheet, a profit and loss statement and a statement of cash flows for such fiscal year; and

(b)as soon as practicable after the close of each calendar year, but in no event later than June 15 following the end of each calendar year, such federal, state and local income tax returns and such other accounting, tax information and schedules as shall be necessary for the preparation by the Member of its income tax return with respect to such year.

7.3Bank Accounts.  Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Member or the Board of Directors.  All withdrawals from any such depository shall be made only as authorized by the Member or the Board of Directors and shall be made only by check, wire transfer, debit memorandum or other written instruction.

7.4Fiscal Year.  For financial accounting purposes, the fiscal year of the Company will end on December 31 of each year unless a different year is adopted by the Board of Directors.

Article 8
DISSOLUTION, WINDING UP AND TERMINATION

8.1Dissolution.

(a)The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):

(i)the decision of the Board;

(ii)the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware LLC Act; and

(iii)at any time there is no Member of the Company, unless the Company is continued in accordance with the Delaware LLC Act or this Agreement.

(b)No other event shall cause a dissolution of the Company.

(c)Upon the occurrence of any event that causes there to be no Member of the Company, to the fullest extent permitted by law, the personal representative of the last remaining Member of the Company is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.

(d)Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member shall not cause the Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

8.2Winding-Up and Termination.

(a)On the occurrence of a Dissolution Event, the Board shall select one or more Persons to act as liquidator.  The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware LLC Act.  The costs of winding up shall be borne as a Company expense.  Until final distribution, the liquidator shall continue to operate the Company Property.  The steps to be accomplished by the liquidator are as follows:

(i)as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, Liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

(ii)the liquidator may sell any or all Company Property (except cash), including to the Member (to the extent otherwise permitted by law);

(iii)the liquidator shall discharge from Company funds all of the debts, Liabilities and obligations of the Company (including all expenses incurred in winding up) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent conditional or unmatured Liabilities in such amount and for such term as the liquidator may reasonably determine); and

(iv)all remaining assets of the Company (including cash) shall be distributed to the Member.

(b)The distribution of cash or Property to the Member in accordance with the provisions of this Section 8.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member in respect of its Membership Interest and its share of all the Company’s Property and constitutes a compromise to which all members of the Company have consented within the meaning of Section 18-502(b) of the Delaware LLC Act.  The Member shall not be required to make any Capital Contribution to the Company to enable the Company to make the distributions described in this Section 8.2.  To the extent that the Member returns funds to the Company, it has no claim against any other member of the Company for those funds.

(c)On completion of such final distribution, the liquidator shall file a certificate of cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company.  Upon the filing of such certificate of cancellation, the existence of the Company shall terminate.

Article 9
GENERAL PROVISIONS

9.1Amendment or Restatement.  This Agreement may be amended or restated only by a written instrument executed by the Member.

9.2Binding Effect.  This Agreement is binding on and shall inure to the benefit of the Member and its respective heirs, legal representatives, successors and assigns.

9.3Governing Law.  This Agreement is governed by and shall be construed in accordance with the Laws of the State of Delaware without regard to any conflicts of law principles that would apply the Law of any other jurisdiction.

9.4Third-Party Beneficiaries.  The Member agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.  Except as provided in the preceding sentence, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any Person other than the Member.

9.5Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, the Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

[SIGNATURE PAGES ATTACHED]

IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first above written.

Member:

Mid-Con Energy Partners, LP

By: Mid-Con Energy GP, LLC
its general partner

By:	/s/ Charles L. McLawhorn, III Charles L. McLawhorn, III Vice President, General Counsel and Secretary

SIGNATURE PAGE

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREMENT

MID-CON ENERGY GP, LLC